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                                 VAN ECK FUNDS

                   AMENDMENT NO. 7 TO MASTER TRUST AGREEMENT

     Amendment No. 7 to the Master Trust Agreement dated April 3, 1985, as amended, made at New York, New York, this 27th of December, 1991.

                             W I T N E S S E T H:
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     WHEREAS, Section 7.3 of the Master Trust Agreement dated April 3. 1985, as amended (the "Agreement"), of the Van Eck Funds (the "Trust") provides that the Agreement may be amended at any time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate additional series of Shares of the Trust; and

     WHEREAS, a majority of Trustees of the Trust have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the undersigned David McClean, the duly elected and serving Assistant Secretary of the Trust, pursuant to the authorization described above, hereby declares that
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Section 4.2 of the Agreement and all other appropriate references in the
Agreement are amended to establish and designate two new series of Shares (in addition to the World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund and International Investors) to be known as the "Short-Term World Income Fund" and "International Equities Fund," each such new series to have the relative rights and preferences set forth in Subsections (a) through
(m) of Section 4.2 of the Agreement.

     The initial paragraph of Section 4.2 of the Master Trust Agreement is amended to read as follows:

               "Section 4.2 Establishment and Designation of Sub-Trusts. Without
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          limiting the authority of the Trustees not forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby ,establish and designate seven Sub-trusts: World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Investors, Short-Term World Income Fund and International Equities Fund. The World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Investors, Short-Term World Income Fund and International Equities Fund and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

     WITNESS my hand and seal this 27th day of December, 1991.



                                   /s/ David McClean
                                   David McClean, Assistant Secretary

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STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )

Then personally appeared the above-named David McClean and acknowledged this instrument to be his free act and deed this 27th day of December, 1991.



                                        /s/ Henry G. Neger
                                        Notary Public

                                        My Commission Expires: 12/31/93

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